Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David W. Qualls                                            NEWS RELEASE
         Chief Financial Officer
         Garden Fresh Restaurant Corp.
         858/675-1600

         Cecilia A. Wilkinson/Rosemary Moothart
         PondelWilkinson MS&L
         323/866-6060

        GARDEN FRESH ANNOUNCES PRELIMINARY SECOND FISCAL QUARTER RESULTS

      San Diego, California - April 2, 2003 - Garden Fresh Restaurant Corp. (NASDAQ:LTUS), operator of the Souplantation and Sweet Tomatoes restaurants, today revised its guidance for the quarter ended March 31, 2003. The company now estimates that earnings per diluted common share for the period will be in the range of $0.25 to $0.28, on sales of $56.4 million and estimated earnings after tax of $1.5 million to $1.7 million. Previous second fiscal quarter guidance provided in a news release distributed January 29, 2003 was for earnings per diluted common share of $0.40 on sales of $58.5 million and earnings after tax of $2.4 million. Comparative store sales for the quarter ended March 31, 2003 decreased approximately 1.1%.

      Michael P. Mack, chief executive officer, stated: "We are aware of a number of factors in the external environment that may have affected our performance, although we cannot determine the precise extent to which we were impacted by these factors. Reduced travel to tourist markets, troop departures from areas with heavy military concentrations, adverse weather and snow days, as well as consumer concerns about the economy and the war are all part of our current environment. It is also likely that we were affected by factors within our control and related to our competitive environment. We are focused on addressing both. Our goals are to mitigate the external factors to the extent we can and enhance the competitive position and sales performance of our restaurants."

      The company expects to announce complete results for its 2003 second quarter and first half on April 30th, at which time management will host an investor conference call.

About Garden Fresh

      Garden Fresh Restaurant Corp. currently operates 97 salad buffet restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah and Washington under the names Souplantation and Sweet Tomatoes. Its restaurants offer an abundance of fresh, quality salad selections, soups, bakery items, pastas and desserts in a self-serve format. Forward-looking Information

      The statements in this news release regarding Garden Fresh Restaurant Corp., including (i) the estimated results for the second quarter of fiscal 2003, along with the related assumptions, and (ii) the company's focus on mitigating external factors and enhancing the competitive position and sales performance of its restaurants, are forward-looking and may involve a number of risks and uncertainties. Management estimates of earnings are subject to uncertainty in future sales and cost performance due to economic factors and general political factors over which the company does not have control. The degree of future inflationary cost pressure the company may experience is uncertain. Future earnings could be adversely affected by inflation, and there is substantial risk and uncertainty regarding the company's ability to recoup cost inflation via future price increases or productivity gains. Current results are not indicative of future receptivity of the concept or increases in sales. The company's restaurants operate in highly competitive environments, subject to continuously shifting consumer demand patterns. More information on factors that could affect the company's financial results is included in the company's Form 10-K, filed with the Securities and Exchange Commission.

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